Exhibit 15

January 31, 2003

Microsoft Corporation
One Microsoft Way
Redmond, Washington

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Microsoft Corporation and subsidiaries for the three and six month periods ended December 31, 2002 and 2001, as indicated in our report dated January 16, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, is incorporated by reference in Registration Statement Numbers 33-51583 and 333-06298 (Microsoft Corporation 1991 Stock Option Plan), 333-16665 (Microsoft Corporation 1997 Employee Stock Purchase Plan), 333-61729 (Microsoft Corporation 1998 Special Stock Award Program), 333-75243 (Microsoft Corporation Savings Plus 401(k) Plan), 333-91755 (Microsoft Corporation 1999 Stock Option Plan for Non-Employee Directors), 333-52852 (Microsoft Corporation 2001 Stock Plan), 333-102240 (Microsoft Corp 2003 Employee Stock Purchase Plan) of Microsoft Corporation on Forms S-8 and 333-17143, 333-18055, 333-18195, 333-43449, 333-38694, and 333-60782 of Microsoft Corporation on Forms S-3, and 333-26411, 333-90119, and 333-54810 of Microsoft Corporation on Forms S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Seattle, Washington